EXHIBIT 99.1

Agenus Reports Third Quarter 2011 Financial Results and Corporate Updates

Conference Call Scheduled for Today at 11:00 a.m. Eastern Time

LEXINGTON, Mass., Oct. 27, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) reported today its results for the third quarter and nine months ended September 30, 2011. The company reported a net loss attributable to common stockholders of $5.7 million, or $0.28 per share, basic and diluted, for the third quarter of 2011, compared with a net loss attributable to common stockholders in the third quarter of 2010 of $5.9 million, or $0.36 per share, basic and diluted.

For the nine months ended September 30, 2011, the company incurred a net loss attributable to common stockholders of $17.8 million, or $0.92 per share, basic and diluted, compared with a net loss attributable to common stockholders of $20.1 million, or $1.26 per share, basic and diluted, for the comparable period in 2010.

The company's net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the nine months ended September 30, 2011 declined to $12.7 million compared to $14.0 million for the same period in 2010. The 2011 net cash burn figure reflects primarily the company's efforts to support the Prophage Series vaccines. Cash, cash equivalents and short-term investments were $14.7 million as of September 30, 2011.

"I am pleased to report that we are making significant progress with both our Saponin and Heat Shock Protein (HSP) Platforms," stated Garo Armen, Ph.D., chairman and CEO of Agenus. "Last week we announced a major corporate milestone for our Saponin Platform when a QS-21-containing vaccine demonstrated efficacy in a Phase 3 trial. In September, data from our HSP Platform candidate HerpV, which contains QS-21, for the treatment of genital herpes, were published in the journal Vaccine. Over the next 15 months, we expect pivotal data from important clinical programs that incorporate QS-21 by our corporate partners and look forward to advancing our proprietary HSP programs."

Business Highlights for the Quarter

  On October 18, 2011, the New England Journal of Medicine published results of a Phase 3 trial of GlaxoSmithKline (GSK) Biologicals' RTS,S malaria vaccine candidate containing the Company's QS-21 Stimulon® adjuvant*. QS-21 is a component of AS01B, which is GSK Biologicals' proprietary adjuvant system used in RTS,S.
  Positive results from a randomized, four-arm placebo-controlled Phase 1 study of HerpV, a recombinant (off-the-shelf) therapeutic vaccine for the treatment of genital herpes, which contains QS-21, were published in the peer-reviewed journal Vaccine. This study is the first to demonstrate that heat shock proteins complexed to viral antigens induce an antigen-specific T cell response in humans.
  On August 16, 2011, the company closed an at market underwritten offering of approximately 2.3 million primary shares of its common stock at a price of $3.06 per share with a group of investors. Agenus received net proceeds of approximately $6.3 million.
  Agenus regained compliance with the $1.00 bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2) following a 1-for 6 share consolidation, or reverse stock split, that became effective on October 3, 2011, and otherwise satisfies all requirements for continued listing on The NASDAQ Capital Market.

Between Agenus and its partners, 18 programs are in clinical development. Agenus' QS-21 Stimulon adjuvant is being studied in clinical trials for 15 vaccine programs. They include:

  Phase 3: GSK's RTS,S for malaria
  Phase 3: GSK's MAGE-A3 for non-small cell lung cancer
  Phase 3: GSK's MAGE-A3 for melanoma
  Phase 3: GSK's Herpes Zoster for shingles
  Phase 2: Janssen's** ACC-001 for Alzheimer's disease

Agenus' pipeline programs include:

  Phase 2: Prophage Series G-100 for newly diagnosed glioma
  Phase 2: Prophage Series G-200 for recurrent glioma
  Phase 2-Ready: HerpV (contains QS-21) for genital herpes

Saponin Platform: QS-21 Stimulon®Adjuvant

Agenus' licensees include GSK, Janssen Alzheimer Immunotherapy, and Integrated Biotherapeutics. Agenus is entitled to receive milestone payments as QS-21-containing programs advance, as well as royalties for 10 years after commercial launch.

Data from Phase 3 pivotal trials of two GSK vaccine candidates, MAGE-A3 for non-small cell lung cancer and MAGE-A3 for melanoma, are anticipated to be released during 2012.

QS-21 Stimulon®Adjuvant and RTS,S Phase 3 Data for Malaria

The GSK Phase 3 trial for RTS,S was conducted at 11 trial sites in seven countries across sub-Saharan Africa in 6,000 children aged 5 to17 months. Results of the study demonstrated that RTS,S provided young African children with significant protection against clinical and severe malaria – reducing risk by 56 percent and 47 percent, respectively, for the 12-month period following vaccination. Malaria is responsible for close to 800,000 deaths each year, most of whom are children under five in sub-Saharan Africa.

The efficacy and safety results in 6 to 12 week-old infants from the ongoing RTS,S Phase 3 trial are expected by the end of 2012. The RTS,S malaria vaccine candidate is still under development and will be subject to the evaluation of the benefits and risks by regulatory authorities before being made available. It is anticipated that the RTS,S malaria vaccine candidate could be available as early as 2015.

HSP Platform: The Prophage Series G Cancer Vaccines

The Prophage Series G vaccines (HSPPC-96; vitespen) are being studied in two different settings of glioma: newly diagnosed and recurrent disease. Glioma is the deadliest form of brain cancer with an average survival of six to 14 months.

Data from the Phase 2 trial of Prophage Series vaccine, G-200, in recurrent glioma was presented at the 2011 American Society of Clinical Oncology (ASCO) Annual Meeting. Results from this trial showed that 93% of the patients were alive at ≥ 26 weeks after surgery with a median overall survival of 11 months (47.6 weeks). Importantly, measures of immune response post-vaccination with Prophage Series G-200 demonstrated a significant localized tumor-specific CD8+ T cell response as well as innate immune responses as marked by a significant increase in levels of circulating NK cells. Overall survival results from this trial support advancement of Prophage Series G-200 into a randomized study using a combination regimen.

A Phase 2 trial testing the Prophage Series vaccine, G-100, in patients with newly diagnosed glioma is actively enrolling with approximately 24 patients treated. In this trial, G-100 is being used on top of the standard of care, which includes Temodar (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen. The trial has been expanded to include up to 10 prominent brain tumor research centers across the U.S. It is anticipated that this expansion will aid in advancing the program more rapidly. Please refer to www.clinicaltrials.gov for additional details on the study, including the status of participating centers.

The company continues to explore development and commercial partnerships for the Prophage Series cancer vaccines on both a global and regional basis.

HSP Platform: Recombinant Series HerpV

HerpV is the most advanced HSV-2 vaccine currently in clinical development for the treatment of genital herpes. Agenus plans to advance HerpV into a Phase 2 study in 2012 that will measure the effect of vaccination on viral shedding in individuals infected with HSV-2. Experts in HSV-2 clinical research believe that a reduction in viral shedding could translate into the clinical benefit of a reduction in recurrent outbreaks.

In a four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was well tolerated, with injection site pain as the most common reported adverse event.

All patients who were evaluable for immune response and received HerpV showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8).

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 19386103. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on May 27, 2012. The replay number is 855.859.2056 (domestic) or 404.537.3406 (international), and the access code is 19386103. The replay will also be available on the company's website approximately two hours after the live call.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This earnings release contains forward-looking statements, including statements regarding clinical trial activities; data, results and timelines of the company and its licensees and collaborators; potential revenue streams from its partnering and licensing arrangements, and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus' dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

*QS-21 Stimulon® adjuvant is an asset of Antigenics, Inc., a wholly owned subsidiary of Agenus Inc. **Janssen Alzheimer Immunotherapy, a wholly owned subsidiary of Johnson & Johnson.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Revenue	$ 654	$ 624	$ 2,112	$ 2,366

Operating expenses:
Cost of sales	--	65	--	123
Research and development	2,528	2,822	8,167	10,082
General and administrative	2,567	2,624	8,110	8,958

Operating loss	(4,441)	(4,887)	(14,165)	(16,797)

Other expense, net	1,093	820	3,091	2,693

Net loss	(5,534)	(5,707)	(17,256)	(19,490)

Dividends on Series A convertible preferred stock	(198)	(198)	(593)	(593)

Net loss attributable to common stockholders	$ (5,732)	$ (5,905)	$ (17,849)	$ (20,083)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$ (0.28)	$ (0.36)	$ (0.92)	$ (1.26)
Weighted average number of common shares outstanding, basic and diluted	20,225	16,516	19,352	15,885

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2011	December 31, 2010

Cash, cash equivalents, and short-term investments	$ 14,732	$ 19,782
Total assets	24,369	30,907
Total stockholders' deficit	(16,071)	(14,707)
CONTACT: Media and Investors:
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